Exhibit 99.1

Allied Nevada Announces Filing of Prospectus Supplement

August 18, 2009 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-A: ANV) is pleased to announce that, in connection with its previously announced offering on a bought deal basis (the “Offering”) of shares of common stock (the “Common Shares”), the Company has entered into an underwriting agreement with a syndicate of underwriters co-led by GMP Securities L.P. and Genuity Capital Markets and including Cormark Securities Inc., Dundee Securities Corporation and RBC Capital Markets, and has filed with Canadian and United States securities regulators a prospectus supplement to its base shelf prospectus. A total of 11,150,000 Common Shares will be distributed in connection with the Offering at a price of Cdn$9.00 per Common Share for aggregate gross proceeds to the Company of Cdn$100,350,000.

The Company intends to use the net proceeds of the Offering for exploration and general corporate purposes. Funds not immediately required by the Company will be invested in investment grade securities or short-term marketable securities.

The Common Shares are being offered in all of the provinces of Canada (other than Quebec) by way of a prospectus supplement to the Company’s Canadian base shelf prospectus, and in the United States by way of a prospectus supplement to the Company’s shelf registration statement filed with the United States Securities and Exchange Commission (the “SEC”). The Common Shares may also be offered on a private placement basis in certain jurisdictions outside of Canada and the United States pursuant to applicable prospectus exemptions.

Closing of the Offering is expected to occur on or about August 31, 2009 and is subject to all necessary regulatory approvals, including the approval of the Toronto Stock Exchange and the NYSE Amex LLC. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Allied Nevada has filed a base shelf prospectus and a related prospectus supplement with the Canadian securities regulatory authorities and a registration statement, which includes a base shelf prospectus, and a related prospectus supplement with the SEC. Before you invest, you should read the base shelf prospectus and the related prospectus supplement and any other documents the Company has filed with the SEC and the securities commissions in each of the provinces of Canada, except Quebec, for more complete information about the Company and the Offering. A copy of the prospectus supplement relating to the Offering will be available on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Alternatively, copies of the prospectus supplement may be obtained by contacting GMP Securities L.P. Attn: Equity Capital Markets, 145 King St. W., Suite 300, Toronto, ON M5H 1J8, by email request to ecm@gmponline.com, or fax request to 416-943-6134.

The Toronto Stock Exchange and the NYSE Amex LLC have not reviewed and do not accept responsibility for the accuracy or adequacy of this news release, which has been prepared by management.

About Allied Nevada Gold Corp.

Allied Nevada is a gold mining company that operates the Hycroft mine, located near Winnemucca, Nevada. The Hycroft mine is expected to produce approximately 80,000 – 87,000 ounces of gold in 2009 at a cost of sales per gold ounce of $460 – $480. At the Hycroft mine, exploration efforts in 2009 will be focused on identifying additional oxide ore reserves that can extend the mine life and continuing to assess the economic potential of the sulfide mineralization that has been identified. In addition to the Hycroft mine, the Company has six properties which have reported mineralized material and more than 100 other early stage exploration properties all in the State of Nevada. On an ongoing basis, the Company evaluates its exploration portfolio to determine ways to increase the value of these properties.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com

Cautionary Statement Regarding Forward Looking Information

This press release contains “forward-looking statements” within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections including, but not limited to, the anticipated use of proceeds of the Offering and the anticipated closing date of the Offering. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the need to satisfy the conditions set forth in the underwriting agreement; the need to satisfy regulatory and legal requirements with respect to the Offering; adverse changes in economic and/or market conditions; risks relating to fluctuations in the price of gold; uncertainties concerning reserve and resource estimates; as well as those factors discussed in Allied Nevada’s filings with the SEC, including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. Allied Nevada does not intend to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise except as may be required under applicable securities laws.

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